As filed with the Securities and Exchange Commission September 28, 2001 File No. 333-46380

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

Amendment 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARADISE RESORTS & RENTALS, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of incorporation or Organization)	88-0426887 (IRS Employer Identification No.)

1042 East Fort Union Blvd., #266
Midvale, Utah 84047
(801) 493-7844
(Address and telephone number of registrant's principal offices)
Kirby Stephens
1042 East Fort Union Blvd., #266
Midvale, Utah 84047
(801) 493-7844
(Name, address and telephone number of agent for service)
Copies to:
Cletha A. Walstrand, Esq.
8 East Broadway, Suite 609
Salt Lake City, UT 84111
(801) 363-0890
(801) 363-8512 fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	2,000,000 shares	$0.05 per share	$100,000	$25.00

The number of shares to be registered is estimated solely for the purpose of calculating the registration fee.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion _____________, 2001

PROSPECTUS

$75,000 minimum/$100,000 maximum

PARADISE RESORTS AND RENTALS, INC.

COMMON STOCK

This is Paradise's initial public offering. We are offering a minimum of 1,500,000 shares of common stock and a maximum of 2,000,000 shares of common stock. The public offering price is $0.05 per share. No public market currently exists for our shares. We are a recently formed development stage company without any history of profitable operations.

See "Risk Factors" beginning on page 2 for certain information you should consider before you purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares are offered on a "minimum/maximum, best efforts" basis directly through our key employee. No commission or other compensation related to the sale of the shares will be paid. The proceeds of the offering will be placed and held in an escrow account at Brighton Bank until a minimum of $75,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.
Price to Public	Commissions	Proceeds to Company
Per Share $0.05	$ -0-	$ 0.05
Minimum $75,000	$ -0-	$75,000
Maximum $100,000	$ -0-	$100,000

The date of this Prospectus is -------------, 2001.

PROSPECTUS SUMMARY

About our company

We were formed as a Delaware corporation on June 21, 2000 and are in the business to acquire interests in recreational and resort real properties and to purchase recreational equipment suitable for use in the locations of our real properties for rental to the public. We are initially focusing on renting our two bedroom condominium unit located east of Ogden, Utah at Wolf Lodge Condominiums and purchasing boating and water sports equipment for rental use near the condominium. Well suited for recreational use and vacationers, our condo overlooks a championship 18 hole golf course and is within five minutes of Pine View Reservoir, a popular lake for boating, fishing, water skiing, camping and picknicking. Also, our condo is located within minutes of three major ski resorts: Snow Basin, Nordic Valley and Powder Mountain.

We will be competing with other vacation and resort property leasing companies and private individuals who rent out their condo units. We will also compete with companies that rent water sports equipment. The vacation and resort property leasing companies are fragmented and competitive, with several national companies as well as a large number of smaller independent businesses serving local and regional markets. The companies that rent out water sports equipment range from small independent businesses to large local dealerships.

We have commenced only limited operations and are considered a development stage company. Since inception on June 21, 2000, we realized a net loss of $24,218 and have not yet established profitable operations. These factors raise substantial doubts about our ability to continue as a going concern. We need to raise at least the minimum offering amount from this offering so we can continue operations and implement our growth and marketing plan for the next twelve months. We believe that with the minimum offering amount, we can purchase the necessary equipment, estimated to be $36,000 and cover our startup costs over the next year. We intend to implement an advertising and marketing strategy that will optimize our condo rental potential and our recreational equipment leasing.

Upon completion of this offering, our current shareholders will own 57% of the stock if the minimum is raised and 50% of the stock if the maximum is raised. This means that our current shareholders will be able to elect directors and control the future course of Paradise if they vote in the same manner.

Our principal executive offices are located at 1042 East Fort Union Blvd., #266, Midvale, Utah 84047. Our telephone number is (801) 493-7844.

About our offering

We are offering a minimum of 1,500,000 and a maximum of 2,000,000 shares. Upon completion of the offering, we will have 4,000,000shares outstanding if we sell the maximum number of shares. We will use the proceeds from the offering to purchase equipment and implement our marketing and advertising plan.

RISK FACTORS

Investing in our stock is very risky and you should be able to bear a complete loss of your investment. Please read the following risk factors closely.

Paradise is a new business and investment in our company is risky. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. For the period ended June 30, 2001, we have had no revenue and a net loss of $24,218 since our inception. We cannot assure that we will ever be profitable. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

If we do not raise money through this offering, it is unlikely we can continue operations. As of June 30, 2001, we had working capital of $2,836. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue our business, implement our marketing plan and purchase water sports equipment for rental. Although we started our planned operation in June 2000, we have not generated any meaningful revenue. If we cannot raise money through this offering, we will have to seek other sources of financing or we will be forced to curtail or terminate our business. There is no assurance that additional sources of financing will be available at all or at a reasonable cost. These factors raise substantial doubt about our ability to continue as a going concern.

We have not leased any recreational real properties or rented, or attempted to rent any recreational equipment in the area where we intend to operate our business. Additionally, we have not performed any independent market research for the demand to rent our property and equipment. In view of these facts, we cannot assure there is any significant market for renting condo or recreational equipment.

If our equipment and startup costs exceed our estimates, it may impact our ability to continue operations. We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional equipment or that our startup costs will be higher than estimated. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding.

Our revenues are subject to demand for our condo and recreational equipment. Many conditions may impact the demand for our condo and equipment including but not limited to:

changes in the national, regional and local economic climate;

local conditions such as an oversupply of, or a reduction in demand for vacation condos and recreational equipment;

the attractiveness of our condo to consumers and competition from comparable units;

our ability to maximize rental income

changes in room rates and increases in operating costs due to inflation and other factors: and the need periodically to repair and renovate our condo and recreational equipment.

Our expenses may remain constant even if our revenue drops. The expenses of owning property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. If we are unable to meet our mortgage payments on the condo or our loan payments on our recreational equipment, the lender could foreclose and take the property. Our financial condition and ability to service debt, could be adversely affected by:

interest rate levels;

the availability of financing:

the cost of compliance with government regulation, including zoning and tax laws; and

changes in governmental regulations, including those governing usage, zoning and taxes.

The seasonality of vacation rentals may affect our ability to make timely mortgage and loan payments. The seasonality of the vacation rentals industry may, from time to time, affect the amount of rent that accrues and impact our ability to make timely mortgage or loan payments. Wolf Creek is a year round condo resort destination. However, summer and winter are the high demand times of the year because of the summer water activities and the proximity to winter ski resorts. We anticipate lower rental levels during spring and fall.

In part, we rely on the services of a property management company to rent our condo. We have engaged the services of Kier Corporation, a property management service on-site at Wolf Creek Condominiums to include our condo in their rental pool. To some extent, we will rely on Kier Corporation to rent our condo. If they fail to keep the condo occupied our revenues could be adversely impacted.

We operate in a very competitive business environment that could adversely affect our ability to obtain and maintain clients. We compete with several other major lodging brands as well as smaller enterprises and individuals in renting our condo and recreational equipment. Our competition from other entities engaged in the vacation rental business include condominiums, hotels and motels; others engaged in the leisure business; and to a lesser extent, from campgrounds, recreational vehicles, tour packages and second home sales. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of the units and rental rates. Should we be unable to provide the service, quality of accommodations and convenience at an attractive rate, we may not be able to compete effectively. Further, a reduction in the product costs associated with any of these competitors, or an increase in our costs relative to such competitors' costs, could have a material adverse effect on our business.

Any economic downturn could depress our ability to rent our condo and recreational equipment. We intend to appeal to value-conscious vacationers seeking comfortable and affordable accommodations. These customers are generally more vulnerable to deteriorating economic conditions than consumers in the luxury markets. Any economic downturn could depress spending and the demand for our condo and recreational equipment which in turn could have a material adverse effect on our results of operations.

Some potential losses may not be covered by insurance. We will carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our condo and rental operation. We intend to provide insurance as follows: $1,000,000 of general aggregate, $1,000,000 products and completed operation and $1,000,000 of personal and advertising injury. We will have a $2,500 deductible and will also cover general liability and physical damage to the equipment. We intend to obtain a separate directors and officers liability policy. We estimate our total insurance costs to be $10,000 per year which we will pay for from the proceeds of this offering. Certain types of losses, such as from earthquakes and environmental hazards, may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limit occur, we could lose all or a portion of what we have invested in the condo and recreational property as well as the anticipated future revenue from these properties. In such an event, we might still remain obligated for any mortgage debt or other financial obligations related to the properties.

We depend entirely on our executive officers to implement our business and losing the services of any of our executive officers would adversely affect our business. We are in the development stage and require the services of our executive officers to become established. We have no employment agreements with our executive officers. If we lost the services of any of our executive officers, it is questionable we would be able to find a replacement and our business would be adversely affected.

It is likely our stock will become subject to the Penny Stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. A penny stock is generally a stock that

- is not listed on a national securities exchange or Nasdaq,

- is listed in "pink sheets" or on the NASD OTC Bulletin Board,

- has a price per share of less than $5.00 and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

- determination of the purchaser's investment suitability,

- delivery of certain information and disclosures to the purchaser, and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

Shares of stock that are eligible for sale by our stockholders may decrease the price of our stock. Upon completion of the offering, we will have 4,000,000 shares outstanding, including 2,000,000 shares that are freely tradable and 2,000,000 shares that are restricted shares but may be sold under Rule 144 commencing in June 2001. If the holders sell substantial amounts of our stock, then the market price of our stock could decrease.

If the offering is completed, you will have little or no ability to control operations. Although you will pay a price per share that substantially exceeds the price per share paid by current shareholders and will contribute a significantly higher percentage of the total amount to fund our operations, you will own 50%, of our shares. As a result, you have little or no ability to control how management operates our business.

Our officers and directors are limited in the time they can devote to our operations. Our officers and directors currently maintain outside employment that is full time, which limits the amount of time they can devote to our operations. After the offering is complete, the officers will maintain outside employment and devote only a portion of their time as needed. These factors will most likely cause delays to implementing our business plan and commencing operations.

We arbitrarily determined our offering price. The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus. Factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among other, the following:

national and local economic and business conditions that will affect, among other things, demand for products and services at our property, the level of rates and occupancy that can be achieved by our property and the availability and terms of financing;

our ability to maintain our condo and recreational property in a first-class manner, including meeting capital expenditure requirements;

our ability to compete effectively in areas such as access, location, quality or accommodations and room rate structures;

changes in travel and vacation patterns;

other factors discussed under Risk Factors.

Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this offering memorandum to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Dilution and Comparative Data

As of June 30, 2001, we had a net tangible book value, which is the total tangible assets less total liabilities, of $9,403 or approximately $0.0047 per share. The following table shows the dilution to your investment without taking into account any changes in our net tangible book value after June 30, 2001, except the sale of the minimum and maximum number of shares offered.
Assuming Minimum Shares Sold	Assuming Maximum Shares Sold
Shares Outstanding	3,500,000	4,000,000
Public offering proceeds at $0.05 per share	$75,000	$100,000
Net offering proceeds after expenses	$55,000	$80,000
Net tangible book value before offering	$9,403 $0.0047 per share	$9,403 $0.0047 per share
Pro forma net tangible book value after offering	$64,403 $0.0184 per share	$89,403 $0.0224 per share
Increase attributable to purchase of shares by new investors	$0.137 per share	$0.177 per share
Dilution per share to new investors	$0.0316	$0.0276
Percent dilution	63%	55%

The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of June 30, 2001:
Shares Owned Number %	Total Consideration Amount %	Average Price Per Share
Present Shareholders Minimum Offering Maximum Offering	2,000,000 57% 2,000,000 50%	$33,621 31% $33,621 25%	$0.0168 $0.0168
New Investors Minimum Offering Maximum Offering	1,500,000 43% 2,000,000 50%	$75,000 69% $100,000 75%	$.05 $.05

The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering.

The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and what percentage you will contribute of the total amount to fund Paradise. Investors will have contributed $75,000 if the minimum is raised and $100,000 if the maximum offering is raised, compared to $32,621 contributed by current shareholders. Further, if the minimum is raised, investors will own 43% of the total shares and if the maximum is raised, investors will own 50% of the total shares.

USE OF PROCEEDS

The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $20,000 is $55,000 if the minimum and $80,000 if the maximum number of shares is sold.

The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.
Description	Assuming Sale of Minimum Offering	Assuming Sale of Maximum Offering
Total Proceeds	$75,000	$100,000
Less Estimated Offering Expenses	20,000	20,000
Net Proceeds Available	$55,000	$80,000
Use of Net Proceeds
4 used wave runners	$14,000	$14,000
20' used ski boat	12,000	12,000
Accessories for equipment	3,000	3,000
Insurance premiums	10,000	10,000
Marketing and advertising	4,000	10,000
Launch web site	2,000	2,000
Legal & accounting	4,000	4,000
Working Capital	6,000	25,000
TOTAL NET PROCEEDS	$55,000	$80,000

The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including professional fees, expenses and other administrative costs.

The recreational equipment we intend to purchase includes one used water ski boat and four used wave runners with trailers. Accessories for the equipment encompasses water skis, wake boards, knee boards, inner-tubes, ski ropes, life preservers and any related equipment necessary for a safe, enjoyable water recreation experience.

If less than the entire offering is received, we will apply the proceeds according to the priorities outlined above.

Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

DETERMINATION OF OFFERING PRICE

The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

DESCRIPTION OF BUSINESS

General

We were formed as a Delaware corporation on June 21, 2000 and are in the business to acquire interests in recreational and resort real properties and to purchase recreational equipment suitable for use in the locations of our real properties for rental to the public. We are initially focusing on renting our two bedroom condominium unit located east of Ogden, Utah at Wolf Lodge Condominiums and purchasing boating and water sports equipment for rental use near the condominium. Well suited for recreational use and vacationers, our condo overlooks a championship 18 hole golf course and is within five minutes of Pine View Reservoir, a popular lake for boating, fishing, water skiing, camping and picknicking. Also, our condo is located within minutes of three major ski resorts: Snow Basin, Nordic Valley and Powder Mountain.

Our business

We intend to rent our condo on a daily, weekly or monthly basis to retail clients who desire to take advantage of the year-round recreational opportunities in the area. In addition, we intend to rent ski boats, wave runners, water skis, knee boards, inner tubes and other water related recreational equipment.

We are currently researching the rates for similar rentals on daily, weekly and monthly basis so we can price our condo and equipment rentals competitively. We have no experience and have done no research that would allow us to establish the demand for our condo or equipment. The area has experienced significant growth in the past five years and to our knowledge, very few of these properties are presently available for rent by vacationing consumers. We believe our condo and equipment rentals will be attractive to consumers looking to enjoy the area activities.

If successful in generating a profit with our business, we may solicit other owners of condominiums, cabins and seasonal homes in the Wolf Lodge area in order to obtain leases or placement agreements with other property owners.

Our property

On June 21, 2000, we purchased all the right, title and interest in Unit 312, Wolf Lodge Condominiums in Eden, Utah from Kirby Stephens, our president.

Our condo is a luxury two bedroom, two bath, fully furnished unit with spectacular views. The unit is two stories with 928 square feet and features a tile entry, tile fireplace, all appliances and a large deck. The condo can accommodate up to eight people.

Wolf Lodge Condominiums is less than five minutes from Pine View Reservoir, a large man made water storage reservoir that features swimming, boating, water skiing, fishing, camping and picknicking from spring through the fall season. Pineview Reservoir has become one of the most popular flat water recreation areas in Utah and receives over 1/2 million visitors each year and a capacity of 400 boats according to the U.S. Forest Service. The reservoir is located above a spectacular canyon setting of rugged overhanging cliffs. The area is particularly picturesque in the fall when the foliage turns brilliant reds and golds.

Wolf Lodge is also located within a few minutes of three major ski resorts: Snow Basin, Nordic Valley and Powder Mountain. The ski resorts feature excellent powder and groomed-run skiing from late November through April. All of the resorts provide complete equipment rental packages on a daily or weekly basis and approved ski and snowboard schools. Snow Basin is scheduled to host six events of the 2002 Olympic Winter Games.

Our Wolf Lodge condo overlooks a championship 18 hole golf course that has been rated in the top five courses in Utah. There are numerous other public and private golf courses in Weber and Davis counties, all less than an hour drive from the condo.

Other activities in the area are horseback riding, hiking, back-packing, mountain biking, rock climbing and hunting.

Wolf Lodge offers complimentary access to the Wolf Creek Country Club, tennis and basketball courts, swimming pool with waterslide, hot tub, exercise room, sauna, miniature golf and banquet and meeting facilities.

Contracts

We owe approximately $70,521 on the condo and our monthly payment is $731 which includes property taxes and mortgage insurance. Our Wolf Lodge homeowners association fees are currently $118.00 per month.

Skinners, Inc. is a property management service located on-site at Wolf Lodge. We have contracted with Skinners to include our condo unit as a part of their rental pool. We pay Skinners 40% of gross revenue for nightly rentals and 15% of gross revenue for long term rentals. Our agreement is automatically renewed on an annual basis unless either party gives appropriate notice.

Marketing and advertising

According to the Utah Department of Community and Economic Development, Division of Travel Development, an estimated 17.7 million visitors traveled to Utah in 2000 accounting for $4.25 billion in traveler spending. The Department further stated that over the past ten years, the amusement and recreation sector has grown increasingly important to the tourism industry and that growth within the sector has been significant with sales averaging annual growth of over 14%.

Our target market is the vacationer, both those who travel to Utah and residents within Utah who are looking for a nearby retreat. With the increased interest in recreation, we believe our condo and equipment rental will be appealing to the vacationer.

More and more people are surfing the web looking for vacation deals. We intend to take advantage of the internet in our marketing and advertising efforts. Upon completion of this offering, we will establish a website, paradiserentals.com, where potential clients can get information on our condo and equipment rentals. The website will also contain information and pictures regarding the various activities available in the area. We may consider special promotions for consumers who make reservations via the internet.

We also intend to print attractive brochures to present this information that will be placed in areas businesses and retail establishments. We will advertise in travel magazines and newspapers. Initially, we will advertise in Ski Utah Magazine, the Ogden Standard Examiner newspaper, the Big Nickel newspaper, and the telephone directory Yellow Pages.

To further promote and advertise our condo and equipment rentals, we will place a large roadside sign advertising the equipment rentals on way to the Pine View Reservoir.

Competition

We will be competing with other vacation and resort property leasing companies and private individuals who rent out their condo units. We will also compete with companies that rent water sports equipment. The vacation and resort property leasing companies are fragmented and competitive, with several national companies as well as a large number of smaller independent businesses serving local and regional markets. The companies that rent out water sports equipment range from small independent businesses to large local dealerships.

Specifically, we compete locally with Chris's, ADA Motor Sports, High Adventure Rentals and Triple S Polaris who rent wave runners and snowmobiles. Chris's is the closest competitor as far as location to Pineview Reservoir with the remaining competitors being located in Ogden, Utah. The competitors do not rent boats or other equipment. A number of recreational rentals are also available in Salt Lake City. In lodging we compete with other units at Wolf Lodge. The nearest commercial lodging is at the base of Ogden Canyon, approximately 15 miles from Pine View Reservoir with no amenities. We intend to rent our equipment and condo at currently competitive prices.

Because we are ideally located close to the Pine View Reservoir recreational activities, we believe we can attract customers to rent our condo and equipment. We believe customers will like the convenience we offer on equipment rentals. Rather than tow a boat or trailer with wave runners from Ogden or Salt Lake City up the canyon, customers can conveniently rent the desired equipment from us and be on the water within minutes.

Employees

Our president, Kirby Stephens will devote the time necessary to run our business until we need additional help. Jory Allen, our vice president and treasurer will assist Mr. Stephens when required. Mr. Joe Thomas is our controller and devotes times as necessary. We do not currently anticipate hiring anyone. Our officers and employee will not receive any salary or compensation for their time until we achieve sufficient income from our operations to allow for salaries.

Facilities

We utilize office space provided at no charge by Jory Allen, an officer and director, at 1042 East Fort Union Blvd., Suite 266, Midvale, Utah 84047. The space provided is adequate for our operations and we do not anticipate the need for additional space. Should our operations grow to a point where we require larger facilities, we will seek suitable accommodations.

Legal proceedings

Our company is not a party in to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against Paradise have been threatened.

PLAN OF OPERATION

Should we receive the minimum offering of $75,000, we will realize net proceeds of $55,000. This amount will enable us to purchase necessary equipment, purchase adequate insurance, initiate our marketing campaign and provide us with sufficient working capital to continue operations for a period of twelve months. Should we receive the maximum amount of the offering, we will realize net proceeds of $80,000. This amount will enable us to purchase expand our marketing and advertising efforts. We anticipate that with the maximum offering amount, we can continue our operations for a period of twelve months.

We intend to rent our condo at competitive rates for similar accommodations in the area. We believe that rental income from the condo will cover our mortgage payments, homeowners association dues, maintenance and provide a net income. Our ability to generate a profit on the condo rental will depend on the occupancy rate we can maintain.

With the proceeds from this offering, we will purchase the recreational equipment we plan to rent. Initially, we will purchase from the used market, a ski boat and trailer, four wave runners with trailers, water skis, knee boards, inner tubes, tow ropes and incidental equipment. We have adequate parking and storage space at Wolf Lodge to house the equipment and make it available for consumers. We will offer package rental rates where customers who rent our condo receive a discount on equipment rentals.

We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional equipment or that our startup costs will be higher than estimated. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding. In this event, we may seek additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.

MANAGEMENT

Our business will be managed by our officers and directors.
Name	Age	Position	Since
Kirby Stephens	45	President and Director	June 21, 2000
Jory Allen	26	Vice President, Treasurer and Director	July 7, 2001

Our officers and directors serve for a period of one year and until their successors are elected and qualified or until their resignation or removal. The following is a brief biography of our officers and directors.

Kirby Stephens, President and Director. Mr. Stephens is a career member of the United States Air Force presently stationed at Hill Air Force Base, Ogden, Utah. Presently, he serves as a Senior Master Sergeant in the 419th FW Civil Engineering Squadron at Hill AFB. He is the Electrical Superintendent for the 419th Civil Engineering Squadron where he oversees the continuing workload of the Power Production and Electrical Shop. In addition, Mr. Stephens is the security manager for the squadron, responsible for all security clearances in the unit. Mr. Stephens is also the unit CPR and Self-Aid and Buddy Care instructor. He enlisted in the Air Force in September 1974.

Jory Allen, Vice President, Treasurer and Director. Mr. Allen has worked in the mortgage business since 1997. From September 1996 to February 1997, Mr. Allen was a technician at S&S Sports Power. He then moved into the mortgage business, starting at Evergreen Financial, Inc. in January 1997 to June 1999. From May 1999 to July 1999 Mr. Allen worked as a loan officer at Signature Mortgage Corporation. From July 1999 to August 2001, he worked at Debtfreehomes, first as a loan officer and then at the general manager. From August 2000 to the present he is the branch manager for Allied Mortgage Capital Corporation. He became Vice President of Paradise Rentals & Resorts, Inc. in June 2001.

KEY EMPLOYEES

Joe D. Thomas, Controller. Mr. Thomas has been the owner and vice-president of Intermountain Mortgage Company, which specializes in residential loans, since June 1992. Prior to starting Intermountain Mortgage Company, Mr. Thomas was the chief financial officer for Rightfit Sports from September 1991 to June 30, 1992. For eight years prior to joining Rightfit Sports, Mr. Thomas had his own CPA firm in Salt Lake City, Utah. Mr. Thomas began his professional career with the accounting firm of Touche Ross. Mr. Thomas graduated from Westminister College in Salt Lake City, Utah with a B.S. degree in 1976 and from the University of Utah with an M.B.A. in 1979.

COMPENSATION

Currently, our officers and directors do not receive any compensation. At such time as revenues are sufficient, we may consider establishing a suitable salary for our officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 21, 2000, we purchased the Wolf Lodge condo unit from our president, Kirby Stephens for 250,000 shares of our common stock. The shares were also issued as compensation for his services as an incorporator, officer and director.

Our vice president and treasurer, Jory Allen, provides office space for our operations free of charge and has agreed to continue to do so until such time our operations exceed the available space.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 1,500,000 shares should we sell the minimum amount and 2,000,000 should we sell maximum number of shares.

The table includes:

each person known to us to be the beneficial owner of more than five percent of the outstanding shares each director of Paradise

each named executive officer of Paradise
# of Shares Beneficially Owned	% Before Offering	% After Minimum	% After Maximum
Kirby Stephens (1) 2028 E. 6225 S. Ogden, UT 84403	250,000	12.5	7.1	6.25
Jory Allen (1) 2040 E. Murray Holladay Rd., Suite 117 Holladay, UT 84117	-0-	-0-	-0-	-0-
Mazel Shaffer 6911 S. 1300 E., #219 Salt Lake City, UT 84047	250,000	12.5	7.1	6.25
Chad Wright 1042 E. Ft. Union Blvd., #266 Salt Lake City, UT 84047	500,000	25	14.3	12.5
Joe Thomas 3191 S. Valley St., Suite 201 Salt Lake City, UT 84109	250,000	12.5	7.1	6.25
Rob Karz 2029 Sidewinder Dr., #200 Park City, UT 84060	250,000	12.5	7.1	6.25
Harvey Carmichael 3191 S. Valley St., Suite 201 Salt Lake City, UT 84109	500,000	25	14.3	12.5
All directors and executive Officers as a group (2 people)	250,000	12.5	7.1	6.25

(1) Officer and/or director.

DESCRIPTION OF THE SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock with a par value of $.001. As of the date of this prospectus, there are 2,000,000 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent

Interstate Transfer Company, Inc., 6084 South 900 East, Suite 101, Salt Lake City, UT 84121, (801) 281-9746, is our transfer agent.

Shares Available for Future Sale

As of the date of this prospectus, there are 2,000,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 1,500,000 shares will be freely tradable if the minimum is sold and 2,000,000 shares will be freely tradeable if the maximum number of shares is sold. The remaining 2,000,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

We have six shareholders and 2,000,000 shares issued and outstanding. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. Currently, we do not plan to have our shares listed nor do we have any agreements with any market makers. At some time in the future, a market maker may make application for listing our shares.

Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers and directors. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. The company does anticipate a market maker filing for listing on the Over the Counter Bulletin Board should the offering succeed.

Currently the Shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

PLAN OF DISTRIBUTION

We are offering a minimum of 1,500,000 shares and a maximum of 2,000,000 shares on a best efforts basis directly to the public through our officers and directors. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Brighton Bank, Paradise Resorts and Rentals, Inc. Escrow Account.

Until the minimum 1,500,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at Brighton Bank, 311 South State Street, Salt Lake City, UT 84111. In the event that 1,500,000 shares are not sold during the 90 day selling period commencing on the date of this prospectus, all funds will be promptly returned to investors without deduction or interest. If 1,500,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

Solicitation for purchase of our shares will be made only by means of this prospectus and communications with key employee who is employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for his efforts, and who is not associated with a broker or dealer.

Our key employee will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

LEGAL MATTERS

The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for Paradise by Cletha A. Walstrand, P.C., Salt Lake City, Utah.

EXPERTS

The financial statements of Paradise as of June 30, 2001 and December 31, 2000, appearing in this prospectus and registration statement have been audited by David T. Thomson, P.C., as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of David T. Thomson, P.C. as experts in accounting and auditing.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

None.

ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Paradise Resorts and Rentals, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

PARADISE RESORTS AND RENTALS, INC.

(A Development Stage Company)

David T.

Thomson P.C. Certified Public Accountant

Independent Auditor's Report

Board of Directors

Paradise Resorts and Rentals, Inc.

I have audited the accompanying balance sheets of Paradise Resorts and Rentals, Inc. (a development stage company) as of June 30, 2001 and December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the six months ended June 30, 2001, from inception (June 21, 2000) to December 31, 2000 and from inception to June 30, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paradise Resorts and Rentals, Inc. (a development stage company) as of June 30, 2001 and December 31, 2000, and the results of its operations and its cash flows for the six months ended June 30, 2001, from inception (June 21, 2000) to December 31, 2000 and from inception to June 30, 2001 in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company has been in the development stage since its inception on June 21, 2000. The Company has limited operating capital with current assets exceeding current liabilities by $2,836 and no operations. Of the current assets balance, $5,000 consists of a refund receivable. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

/s/ David T. Thomson, P.C.

Salt Lake City, Utah

August 23, 2001

P. O. Box 571605 Murray, Utah 84157 (801) 966-9481

PARADISE RESORTS AND RENTALS, INC.

(A Development Stage Company)

BALANCE SHEET
ASSETS
June 30,	December 31,
2001	2000
CURRENT ASSETS:
Cash on hand	$173	$-
Refund receivable	5,000	-
Escrow - impound	759	-
Deferred offering costs	-	11,500
Total Current Assets	5,932	11,500
PROPERTY
Condominium, less depreciation of $2,281 and $1,139	76,219	77,361
TOTAL ASSETS	$82,151	$88,861
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Bank overdraft	$-	$519
Accounts payable	1,114	-
Accrued franchise tax payable	1,113	1,000
Escrow - impound	-	65
Note payable - current portion	869	825
Total Current Liabilities	3,096	2,409
NONCURRENT LIABILITIES:
Note payable - less current portion	69,652	70,138
STOCKHOLDERS' EQUITY:
Common stock; $.001 par value, 100,000,000 shares
authorized, 2,000,000 shares issued and outstanding respectively	2,000	2,000
Additional paid-in capital	31,621	26,498
Earnings (deficit) accumulated during the
development stage	(24,218)	(12,184)
Total Stockholders' Equity	9,403	16,314
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$82,151	$88,861

The accompanying notes are an integral part of these financial statements.

PARADISE RESORTS AND RENTALS, INC.

(A Development Stage Company)

STATEMENT OF OPERATIONS
For The	From	From
Six Months	Inception	Inception
Ended	(June 21, 2000)	(June 21, 2000)
June 30,	to December 31,	to June 30,
2001	2000	2001
REVENUE	$-	$-	$-
EXPENSES
General and administrative	1,099	6,113	7,212
Franchise tax expense	113	1,000	1,113
Offering costs	6,500	-	6,500
Interest	2,889	3,154	6,043
Other condominium expense	291	778	1,069
Depreciation	1,142	1,139	2,281
Total expenses	12,034	12,184	24,218
NET INCOME (LOSS)	$(12,034)	$(12,184)	$(24,218)
EARNINGS (LOSS) PER SHARE	$ (0.01)	$ (0.01)	$ (0.01)

The accompanying notes are an integral part of these financial statements.

PARADISE RESORTS AND RENTALS, INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS
For The	From	From
Six Months	Inception	Inception
Ended	(June 21, 2000)	(June 21, 2000)
June 30,	to December 31,	to June 30,
2001	2000	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash paid for organization costs	$-	$(500)	$(500)
Cash paid for interest	(2,889)	(3,154)	(6,043)
Cash paid for expenses	(12,600)	(3,826)	(16,426)
Total cash used in operating activities	(15,489)	(7,480)	(22,969)
CASH FLOW FROM INVESTING ACTIVITIES:	-	-	-
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock for cash	-	15,000	15,000
Deferred offering costs	11,500	(11,500)	-
Capital contributed by stockholder	5,123	4,000	9,123
Principal payments on note payable	(442)	(539)	(981)
Total cash provided by financing activities	16,181	6,961	23,142
NET INCREASE (DECREASE) IN CASH	692	(519)	173
CASH - BEGINNING OF PERIOD	(519)	-	-
CASH - END OF PERIOD	$173	$(519)	$173
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
PROVIDED (USED) BY OPERATING ACTIVITIES
NET INCOME (LOSS)	$(12,034)	$(12,184)	$(24,218)
Adjustment to reconcile net income (loss) to net
cash provided (used) by operating activities
Common stock issued for services	-	2,500	2,500
Depreciation	1,142	1,139	2,281
Changes in assets and liabilities	-
(Increase) in refund receivable	(5,000)	-	(5,000)
(Increase) decrease in escrow - impound	(824)	65	(759)
Increase in accrued franchise tax payable	113	1,000	1,113
Increase in accounts payable	1,114	-	1,114
Total Adjustments	(3,455)	4,704	1,249
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	$(15,489)	$(7,480)	$(22,969)
NONCASH TRANSACTIONS
Common stock issued for services	$-	$2,500	$2,500
Common stock issued for Condo - net of note payable	$-	$6,998	$6,998

The accompanying notes are an integral part of these financial statements.

PARADISE RESORTS AND RENTALS, INC.

(A Development Stage Company)

STATEMENT OF SHAREHOLDERS EQUITY
From
Inception
Common Stock	Additional	(June 21, 2000)
Paid-in	to June 30,
Shares	Amount	Capital	2001
BALANCE, June 21, 2000 (inception)	-	$-	$-	$-
Shares issued at inception to an officer for services
at $.01 per share, June 2000	250,000	250	2,250	-
Shares issued for cash at $.01 per share,
June 2000	1,500,000	1,500	13,500	-
Shares issued for net value of condominium at
an approximate price per share of $.028, June 2000	250,000	250	6,748	-
Capital contributed by stockholder	-	-	4,000	-
Net income (loss) from June 21, 2000 (inception)
to December 31, 2000	-	-	-	(12,184)
BALANCE, December 31, 2000	2,000,000	2,000	26,498	(12,184)
Capital contributed by stockholder	-	-	5,123	-
Net income (loss) for the six months ended
June 30, 2001	-	-	-	(12,034)
BALANCE, June 30, 2001	2,000,000	$2,000	$31,621	$(24,218)

The accompanying notes are an integral part of these financial statements.

PARADISE RESORTS AND RENTALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Paradise Resorts and Rentals, Inc. (the Company) was organized under the laws of the State of Delaware on June 21, 2000 and has elected a fiscal year end of December 31st . The Company was formed to acquire interests in recreational and resort real properties and to purchase recreational equipment suitable for use at the locations of Company owned real properties for rental to the public. The Company has not commenced planned principle operations and is considered a development stage company as defined in SFAS No. 7. The Company is initially focusing on renting its two bedroom condominium unit located east of Ogden, Utah at Wolf Lodge Condominiums and purchasing boating and water sports equipment for rental use near the condominium. The condo is well suited for recreational use and vacationers, it overlooks a championship 18 hole golf course and is within five minutes of Pine View Reservoir, a popular lake for boating, fishing, water skiing, camping and picnicking. Also, the condo is located within minutes of three major ski resorts: Snow Basin, Nordic Valley and Powder Mountain. The Company, has at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Net Earnings Per Share - The computation of net income (loss) per share of common stock is based on the weighted average number of shares outstanding during the period presented.

Income Taxes - Due to net losses since inception, no provisions for income taxes has been made. There are no deferred income taxes resulting from income and expense items being reported for financial accounting and tax reporting purposes in different periods.

Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Depreciation - The cost of the condominium will be depreciated over its estimated useful life of 27.5 years. Depreciation will be computed on the straight-line method for financial reporting purposes and for income tax purposes.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs - Direct costs associated with the offering for sale of the Company's common stock are deferred as a capital asset and netted against the sales proceeds of the common stock in the equity section of the financial statements, at the conclusion of the offering, if successful or expensed in the statement of operations if the offering is unsuccessful.

PARADISE RESORTS AND RENTALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - COMMON STOCK TRANSACTIONS

The Company during June 2000 issued 1,500,000 of $.001 par value common stock at $.01 per share for $15,000. At inception, the Company issued 250,000 shares of common stock at $.01 per share to an officer for services rendered at a fair market value at time of issuance of $2,500. The Company at inception issued 250,000 shares of common stock to an officer at $.01 per share for services valued at $2,500. The Company during June 2000 issued 250,000 shares of common stock to an officer for a condominium. At the time of the acquisition of the condominium its cost was recorded at a cost not greater than the historical cost to the officer of $78,500 (predecessor cost). At the same time, the Company also assumed a note payable with a balance of $71,363 and $139 in accrued interest associated with the financing of the original purchase of the condominium. Thus, the net value of the asset acquired was $6,998 or a approximate price per share of $.028.

NOTE 3 - RELATED PARTY TRANSACTIONS

An officer is providing free office space to the Company, the free rent was determined to have only nominal value. The Company has no employees. As of June 30, 2000, except for the stock issued for services (see note 2), no compensation has been paid or accrued to any officers or directors of the Corporation since it is of a nominal value. During the periods ending June 30, 2001 and December 31, 2000, a stockholder contributed capital to the Company in the amounts of $4,000 and $5,123 respectively to be used as operating capital.

NOTE 4 - NOTE PAYABLE

Condominium financing consists of a note payable with a monthly payment of $593. Interest is at 8.875%. Term of the note is through October 2025. The note payable is secured by the Condominium. The Company is also making monthly payments to an escrow account of the lender for estimated property taxes and insurance. Maturities of the note payable debt during each of the years ending June 30, 2002 through 20065 are $869, $949, $1,037, $1,133 and $1,346, respectively, with $65,187 remaining for the years thereafter.

NOTE 5 - PROPOSED LIMITED OFFERING OF THE COMPANY'S COMMON STOCK

The Company is in the process of preparing a Registration Statement on form SB-2 under the Securities Act of 1933, for the sale of its common. Under the offering, The Company will sell a minimum of 1,500,000 shares of common stock at a price of $.05 per share for $75,000 up to a maximum of 2,000,000 shares of common stock at $.05 per share for $100,000. The stock is being offered by The Company directly on a best efforts, minimum 1,500,000 shares to a maximum 2,000,000 shares basis with no commissions received by any person. The company estimates the direct costs of the offering to be $20,000.

PARADISE RESORTS AND RENTALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 6 - INCOME TAXES

Income tax expense consists of the following components:
	2001	2000
Current	$ -	$ -
Estimated deferred tax liability (benefits)	(3,633)	(1,828)
Less valuation allowance	3,633	1,828
Net	$ -	$ -

At June 30, 2001 and December 31, 2000, the Company had six months interim and calendar year end net federal operating losses (NOLs) of $24,218 and $12,184 which can be carried forward to offset operating income. The calendar year end NOL will expire in the year 2020. A valuation allowance of $3,633 and $1,828 has been established each period for those NOL tax benefits which are not expected to be realized. The change in the NOL benefit for 2001 and 2000 was $1,805 and $1,828.

====================================

Until December 28, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------

TABLE OF CONTENTS

--------------------------------

Prospectus Summary 2

Risk Factors 2

Forward-Looking Statements 6

Dilution and Comparative Data 7

Use of Proceeds 8

Determination of Offering Price 9

Description of Business 9

Plan of Operation 12

Management 12

Compensation 13

Certain Relationships and Related Transactions 13

Principal Stockholders 13

Description of the Securities 14

Shares Available for Future Sale 15

Market for Common Stock 15

Plan of Distribution 16

Legal Matters 17

Experts 17

Additional Information 17

=================================

$75,000 Minimum

$100,000 Maximum

PARADISE RESORTS AND RENTALS, INC.

1,500,000 Shares Minimum

2,000,000 Shares Maximum

Common Stock

$.001 Par Value

---------------------

PROSPECTUS

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporate Law (the "DGCL") generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

The Certificate of Incorporation of Paradise provides that the liability of the directors of the Registrant to the Registrant or any of its stockholders for monetary damages arising from acts or omissions occurring in their capacity as directors will be limited to the fullest extent permitted by the laws of Delaware or any other applicable law. This limitation does not apply with respect to any action in which a director would be liable under Section 174 of the DGCL nor does it apply with respect to any liability in which a director (1) breached his duty of loyalty to the Registrant or its stockholders; (2) did not act in good faith or, in failing to act, did not act in good faith; (3) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (4) derived an improper personal benefit.

Paradise's Certificate of Incorporation provides that the Registrant will indemnify its directors, officers and employees and former directors, officers and employees to the fullest extent permitted by the laws of Delaware or any other applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.
Securities and Exchange Commission Filing Fee	$ 25.00
Printing Fees and Expenses	500.00
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses	3,000.00
Blue Sky Fees and Expenses	500.00
Trustee's and Registrar's Fees	500.00
Miscellaneous	475.00
TOTAL	$ 20,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On June 21, 2000, we issued 250,000 shares to Kirby Stephens in exchange for an equity interest in Unit 312, Wolf Lodge Condominiums and as compensation for his services as an incorporator, officer and director. The value was established by our board of directors to be $6,998. We also issued 250,000 shares to Mazel Shaffer as compensation for his services as an incorporator, officer and director and for services to be performed in running our business. The value was established by our board of directors to be $2,500. In addition, we issued 1,500,000 shares to four individuals for total cash consideration of $15,000.

The securities were sold in a private transaction, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investors had pre-existing relationships with the Company and had access to all material information pertaining to the Company and its financial condition. No broker was involved and no commissions were paid in the transaction.

ITEM 27. EXHIBITS.

Exhibits.
SEC Ref. No. 3.1 3.2 5.1 10.1 10.2 23.1 23.2 99.1 99.2	Title of Document

Articles of Incorporation

By-laws

Legal Opinion included in Exhibit 23.1

Note

Skinners Inc. Management Agreement

Consent of Cletha A. Walstrand, P.C.

Consent of David T. Thomson, P.C.

Subscription Agreement

Escrow Agreement

Location Initial filing Initial filing Attached Attached Attached Attached Attached Attached Attached

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the us of expenses incurred or paid by a director, officer or controlling persons of Paradise in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Paradise Resorts and Rentals, Inc., certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the City of Salt Lake, State of Utah, on September 28, 2001.

Paradise Resorts and Rentals, Inc.

Dated: September 28, 2001 By: /s/ Kirby Stephens

Kirby Stephens

President

By:_/s/ Jory Allen

Jory Allen

Chief Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.
/s/ Kirby Stephens Kirby Stephens President and Director	Date: September 28, 2001
/s/ Jory Allen Jory Allen Vice President, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director	Date: September 28, 2001